Exhibit 99.1

DarioHealth Secures $50 Million Dollar Non-Dilutive Credit Facility with OrbiMed

Investment from Elite Healthcare Fund Provides Validation, Access to Capital and Significant Runway to Execute on Strategic Operating Plan

NEW YORK, June 9, 2022 /PRNewswire/ -- DarioHealth Corp. (NASDAQ: DRIO), a leader in the global digital therapeutics (DTx) market, announced today it closed a senior secured term loan facility of up to $50 million with OrbiMed, a leading investor in the healthcare industry, providing non-dilutive capital to fund the continued development of its platform and the acceleration of its adoption in the multi-billion dollar global chronic disease management market.

The five-year, $50 million facility is structured with a $25 million loan at closing and an additional $25 million available for a future draw before June 30, 2023, subject to Dario achieving certain revenue thresholds.

"We are pleased to partner with DarioHealth as they continue to build a leading digital therapeutics platform focused on managing chronic conditions" said Mark Jelley, OrbiMed Partner.

"Between this debt facility and the cash and cash equivalents on our balance sheet at end of the first quarter of 2022, we potentially have access to more than $100 million in capital. This amount excludes potential revenues relating to payments from Sanofi U.S. pursuant to our previously announced strategic agreement and growing cash flows from our operations and sales to our business-to-business (B2B) clients. We believe that this cash runway enables us to continue to invest in growing our B2B (commercial) market segment, which, for the first time exceeded our business-to-consumer revenue in the first quarter of 2022. In addition, it allows us to pursue our business plan for multiple years without the need for further capital raises," said Erez Raphael, Chief Executive Officer at DarioHealth. "We attribute this enviable position to the strength of our platform and its ability to generate interest from fortune 500 clients, global strategic partners and top financial institutions."

About DarioHealth Corp.

DarioHealth Corp. (NASDAQ: DRIO) is a leading digital therapeutics (DTx) company revolutionizing how people with chronic conditions manage their health through a user-centric multi-chronic condition platform. Our platform and suite of solutions deliver personalized and dynamic interventions driven by data analytics and one-on-one coaching for diabetes, hypertension, weight management, musculoskeletal pain, and behavioral health.

Our user-centric platform offers people continuous and customized care for health, disrupting the traditional episodic approach to healthcare. This approach empowers people to holistically adapt their lifestyles for sustainable behavior change, driving exceptional user satisfaction, retention, and results. Making the right thing to do the easy thing to do.

Dario provides its highly user rated solutions globally to health plans and other payors, self-insured employers, providers of care and directly to consumers. To learn more about DarioHealth and its digital health solutions, or for more information, visit http://dariohealth.com.

About OrbiMed

OrbiMed is a leading healthcare investment firm, with $15 billion in assets under management. OrbiMed invests globally across the healthcare industry, from start-ups to large multinational corporations, utilizing a range of private equity funds, public equity funds, and royalty/credit funds. OrbiMed maintains offices in New York City, San Francisco, Shanghai, Hong Kong, Mumbai and Herzliya.

OrbiMed seeks to be a capital provider of choice, providing tailored financing solutions and global team resources and support to help build world-class healthcare companies.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of DarioHealth Corp. related thereto contain or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, the Company is using forward-looking statements in this press release when it discusses the potential receipt of an additional $25 million funding from Orbimed, the belief that its cash holdings will enable it to pursue its business plan for multiple years without the need for further capital raises and the belief that it finds itself in this position due to the strength of its platform and its ability to generate interest from fortune 500 clients, global strategic partners and top financial institutions. Without limiting the generality of the foregoing, words such as "plan," "project," "potential," "seek," "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the timing for and results of the Company's commercial and regulatory plans for Dario™ as described herein) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

DarioHealth Corporate Contact

Suzanne Bedell

VP Marketing

suzanne@dariohealth.com

+1-347-767-4220

Media Contact

Scott Stachowiak

Scott.Stachowiak@russopartnersllc.com

+1-646-942-5630

SOURCE DarioHealth Corp.